Exhibit 99

Community Partners Bancorp Reports Second Quarter 2009 Results

•  Total Assets, Loans and Deposits Reach Record Levels
•  Innovative Mortgage Assistance Program Successful
•  FDIC Special Assessment

MIDDLETOWN, N.J., July 31, 2009 — Community Partners Bancorp (Nasdaq CM:CPBC) (the “Company”), the parent company of Two River Community Bank, today announced consolidated earnings for the quarter and six months ended June 30, 2009.

For the quarter ended June 30, 2009, the Company reported net income of $206 thousand, a decrease of $84 thousand, or 29.0%, from the same quarter of 2008.  Diluted earnings per common share after preferred stock dividends were $0.01 for the second quarter of 2009 as compared to $0.04 for the same period in 2008.  Diluted earnings per common share were impacted by a $288 thousand ($0.02 per common share) industry-wide FDIC assessment and accrued preferred stock dividends and accretion of $144 thousand ($0.02 per common share) for the second quarter of 2009.  Earnings per common share for the second quarter of 2009 and for the six months ended June 30, 2009 reflect the impact of accrued dividends and discount accretion on the preferred stock issued to the United States Treasury on January 30, 2009.  Weighted average shares and earnings for all referenced reporting periods have been adjusted for a 3% stock dividend paid October 17, 2008 to shareholders of record as of September 30, 2008.

On a linked quarter basis, second quarter 2009 pre-tax income from operations decreased to $286 thousand from pre-tax income from operations of $796 thousand for the first quarter of 2009.  During the first quarter 2009, the Company recorded a pre-tax gain on the sale of investment securities totaling $487 thousand.  In addition, during the second quarter of 2009, the Company accrued approximately $288 thousand for a FDIC special assessment.  Excluding these two significant one-time transactions, pre-tax income from operations would have increased to $574 thousand for the second quarter, as compared to $309 thousand for the first quarter, representing a $265 thousand, or 85.8%, increase in the Company’s pre-tax income from operations.

For the six months ended June 30, 2009, the Company reported net income of $718 thousand, compared to net income of $1.01 million for the six months ended June 30, 2008.  This represents a decrease in net income of $287 thousand, or 28.6%.  Diluted earnings per common share after preferred stock dividends were $0.07 for the first six months of 2009, as compared to $0.14 for the same period in 2008.

Net interest income for the second quarter of 2009 totaled $5.13 million, an increase of $257 thousand, or 5.28% over the same quarter in 2008.  On a linked quarter basis, net interest income increased by $587 thousand, or 12.9%, for the second quarter of 2009 from $4.54 million earned in the first quarter of 2009.  For the six months ended June 30, 2009, net interest income totaled $9.67 million, a decrease of $71 thousand, or 0.73%, from net interest income of $9.74 million for the same period in 2008.

The Company reported a net interest margin of 3.53% for the quarter ended June 30, 2009, compared with 3.37% for the quarter ended March 31, 2009, 3.74% for the quarter ended December 31, 2008 and 3.99% for the quarter ended June 30, 2008.

Non-interest income for the second quarter of 2009 totaled $357 thousand, a decrease of $28 thousand, or 7.3%, over the second quarter of 2008.  On a linked quarter basis, non-interest income decreased by $517 thousand, or 59.2%, from the $874 thousand reported for the first quarter of 2009, mainly due to net gains from the sale of investment securities of $487 thousand in the first quarter of 2009, compared to $0 in the second quarter of 2009.  For the six months ended June 30, 2009, non-interest income totaled $1.23 million, an increase of $468 thousand, or 61.3%, over the same period in 2008, primarily due to investment securities gains of $487 thousand.

Non-interest expenses for the second quarter of 2009 totaled $4.84 million, an increase of $593 thousand, or 14.0% over the same quarter of 2008, primarily due to a $414 thousand increase in FDIC insurance costs.  On a linked quarter basis, non-interest expense increased by $375 thousand, or 8.4%, from the $4.47 million reported for the first quarter of 2009, primarily due to the FDIC special assessment, data processing conversion costs and an increase in professional fees.  Non-interest expenses for the six months ended June 30, 2009 totaled $9.31 million, an increase of $1.02 million, or 12.3%, over the same period in 2008.  This increase is partially attributable to one-time costs of the FDIC special assessment ($288 thousand) and data processing costs ($192 thousand) related to the database conversion of The Town Bank.  In addition, there were increased salary and benefit costs ($267 thousand) attributed to two additional branch offices opened in the first half of 2008, and increased standard FDIC insurance costs ($233 thousand).

Total assets at June 30, 2009 were a record $630.83 million, up 10.6% from the $570.24 million as of December 31, 2008 and up 15.9% from the  $544.07 million reported for the prior year’s second quarter.  This increase represents the organic growth that the Company has experienced in its primary business lines since the beginning of the third quarter of 2008.  Total deposits were $521.04 million at June 30, 2009, compared with $436.10 million at June 30, 2008, a 19.5% increase.  Total loans for the second quarter of 2009 rose 13.4% to $492.10 million, compared with $434.07 million for the  second quarter of 2008.

“I continue to be encouraged by the strong organic growth the Company is enjoying.  The benefits of this strong asset growth on earnings should materialize in future quarters”, said William D. Moss, Executive Vice President of Community Partners and President & CEO of Two River Community Bank.

Mr. Moss stated, “I previously reported that we have attracted a number of customers who became dissatisfied with their relationships with larger institutions, and this trend has continued throughout the second quarter of 2009.  We are pleased that our lending business across primary lines has gained significant traction.  The increase in net interest income is attributable to that growth, along with careful pricing of deposit products.  We are very pleased with the execution of our business plan and the delivery of the quality products and services that our clients have come to expect.”

At June 30, 2009, the Company’s allowance for loan losses was $7.09 million, compared with $6.82 million at December 31, 2008.  Non-accrual loans were $14.22 million at June 30, 2009, compared with $12.96 million at December 31, 2008.  Loss allowance as a percentage of total loans at June 30, 2009 was 1.44%, compared with 1.52% at December 31, 2008.

“We continue to monitor and address our asset quality and the impact on our allowance for loan losses.  Proactively, we made significant contributions to the allowance in 2008 in recognition of our asset quality and general economic conditions.  Thorough analysis regarding impairment, performance and other qualitative criteria over time has caused us to maintain an allowance that adequately reflects the risk in our portfolio, based on facts and conditions that exist today.  We continue to monitor and assess the portfolio and will adjust the allowance as prudently necessary.  In the interim, we continue to build our balance sheet with quality business, and take advantage of the dislocation in the marketplace between the larger institutions and  community banks like Two River Community Bank,” Mr. Moss stated.

In first quarter 2009, Two River Community Bank introduced an innovative mortgage program designed to make it easier for local homebuyers – including low and moderate income borrowers – to afford a new home.  The “My Neighborhood” program offers below-market rate financing to homebuyers purchasing homes in Monmouth and Union Counties from a select list of properties of local builders financed by Two River Community Bank.  In addition, it provides reduced down payment options for low and moderate income borrowers.  “We have had success with this program,” reported Moss, “as several properties are either under contract or have closed, utilizing this program.”

About the Company
Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey.  Two River Community Bank currently operates eleven branches throughout Monmouth County.  The Town Bank, with four branches in Union County, operates as a division of Two River.  More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward Looking Statement
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions.  These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," “should”, or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; passage by Congress of a law which unilaterally amends the terms of the Treasury’s preferred stock investment in Community Partners in a way that adversely affects Community Partners; bank regulatory rules, regulations or policies that restrict or direct certain actions; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and  delinquencies than anticipated; material adverse changes in Community Partners’ operations or earnings; a decline in the economy in Community Partners’ primary market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; a change in legal and regulatory barriers, including issues related to compliance with anti-money laundering and the bank secrecy act laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; the inability to successfully implement new lines of business or new products and services; and those risk factors identified in the “Risk Factor” section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.  Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

SUMMARY FINANCIAL TABLE FOLLOWS

CPBC-E

COMMUNITY PARTNERS BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)

	June 30,		December 31,
	2009		2008
Selected Period End Balances:
Total Assets	$630,831		$570,240
Fed Funds Sold	28,255		14,907
Investment Securities	63,353		64,666
Total Loans	492,099		448,780
Allowance for Loan Losses	7,090		6,815
Goodwill and Other Intangible Assets	25,839		25,983
Total Deposits	521,042		474,839
Repurchase Agreements	15,725		11,377
Long-term Debt	7,500		7,500
Shareholders' Equity	82,680	(1)	73,312

Asset Quality Data:
Loans past due over 90 days and still accruing	230		-
Nonaccrual loans	14,220		12,958
OREO property	1,025		-
Non-Performing Assets	15,475		12,958

Non-Performing Loans to Total Loans	2.94%		2.89%
Allowance as a % of Loans	1.44%		1.52%
Non-Performing Assets to Total Assets	2.45%		2.27%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2009		2008	2009	2008
Selected Consolidated Earnings Data:
Total Interest Income	$7,392		$7,561	$14,546	$15,580
Total Interest Expense	2,266		2,692	4,881	5,844

Net Interest Income	5,126		4,869	9,665	9,736
Provision for Loan Losses	355		589	505	674

Net Interest Income after Provision
for Loan Losses	4,771		4,280	9,160	9,062

Gain on sale of securities-available-for-sale	-		-	487	-
Other Non-Interest Income	357		385	744	763
Total Non-Interest Income	357		385	1,231	763

FDIC Insurance Expense	484		70	654	137
Other Non-Interest Expenses	4,358		4,179	8,655	8,156
Total Non-Interest Expenses	4,842		4,249	9,309	8,293

Income before Income Taxes	286		416	1,082	1,532
Income Tax Expense	80		126	364	527

Net Income	206		290	718	1,005
Preferred Stock Dividend & Discount Accretion	(144)		-	(240)	-

Net Income available to common shareholders	$62		$290	$478	$1,005

Per Common Share Data:
Basic Earnings	$0.01		$0.04	$0.07	$0.14
Diluted Earnings	$0.01		$0.04	$0.07	$0.14
Book Value				$10.58	$10.50
Tangible Book Value				$6.87	$6.73
Average Common Shares Outstanding (in thousands):
Basic	6,960		6,942	6,960	6,940
Diluted	6,999		7,076	6,973	7,078

Other Selected Ratios:
Return on Average Assets	0.13%		0.27%	0.24%	0.38%
Return on Average Tangible Assets (2)	0.14%		0.29%	0.25%	0.40%
Return on Average Equity	1.00%		1.77%	1.75%	2.76%
Return on Average Tangible Equity (2)	1.45%		2.59%	2.55%	4.31%
Net Interest Margin	3.53%		3.99%	3.45%	4.03%
Efficiency Ratio	87.33%		80.30%	88.30%	78.19%

(1) Includes $9.0 million in TARP proceeds.
(2) Tangible Assets and Tangible Equity exclude Goodwill and Other Intangible Assets.